Exhibit 99.1

April 26, 2016

Franklin Financial Reports First Quarter 2016 Earnings

 (Chambersburg, PA)  Franklin Financial Services Corporation, the bank holding company of F&M Trust, reported earnings of $2,726,000 for the first quarter ended March 31, 2016. This represents a 5.5% decrease when compared to first quarter 2015 earnings of $2,884,000 and a 20.2% increase when compared to fourth quarter 2015 earnings of $2,267,000. First quarter 2015 earnings were enhanced by two nonrecurring events that increased pre-tax noninterest income by $899,000. Adjusting for the nonrecurring events, net income for the first quarter 2016 represents a 19% increase over the first quarter 2015. On a per share basis, diluted earnings were $0.64 for the first three months of 2016 compared to $0.68 for the same period in 2015 and $0.53 for the quarter ended December 31, 2015.

“Although the outlook for interest rates and the economy remains uncertain, we have experienced increased opportunities across all of our business lines as a result of the numerous merger related disruptions in our market.” said William E. Snell, CEO of F&M Trust. “We are starting 2016 with a strong commercial pipeline and significant momentum.”

Total assets at March 31, 2016 were $1.070 billion, a 3.4% increase when compared with total assets of $1.035 billion at December 31, 2015. Total deposits increased 3.5% to $951.0 million, and net loans increased 2.6% to $792.2 million. The market value of trust assets under management increased slightly to $588.1 million.

Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County with assets of more than $1 billion. Its wholly-owned subsidiary, F&M Trust, has twenty-two community banking offices located in Boiling Springs, Camp Hill, Carlisle, Chambersburg, Greencastle, Hustontown, McConnellsburg, Mechanicsburg, Mont Alto, Marion, Newville, Orbisonia, Shippensburg and Waynesboro. Franklin Financial stock is trading on the OTCQX® marketplace of the OTC Markets under the symbol FRAF. Please visit our website for more information, www.franklinfin.com.